Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 952-715-5097
e: zaheed.mawani@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS SECOND QUARTER FISCAL 2014 COMPARABLE CASH EPS GROWTH OF 30.0% TO $2.08

ROANOKE, Va, August 14, 2014 - Advance Auto Parts, Inc. (NYSE: AAP), the largest automotive aftermarket parts provider in North America, serving both do-it-yourself and professional installer customers, today announced its financial results for the second quarter ended July 12, 2014. Second quarter comparable cash earnings per diluted share (EPS) were $2.08, an increase of 30.0% versus the second quarter last year. These second quarter comparable results exclude $0.08 of amortization of acquired intangible assets, integration costs of $0.08 associated with the acquisition of General Parts International, Inc. (General Parts) and $0.02 of integration costs associated with the integration of B.W.P. Distributors, Inc. (BWP).

Comparable Second Quarter Performance Summary (1,2)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 12, 2014	July 13, 2013	July 12, 2014	July 13, 2013

Sales (in millions)	$2,347.7	$1,549.6	$5,317.2	$3,564.9

Comp Store Sales %	2.6%	(0.3%)	2.5%	(2.0%)

Gross Profit (in millions)	$1,062.1	$779.2	$2,415.2	$1,787.4

Comparable SG&A (in millions)	$799.4	$583.2	$1,868.2	$1,385.6

Comparable Operating Income (in millions)	$262.7	$196.1	$547.1	$401.8

Comparable Cash EPS	$2.08	$1.60	$4.33	$3.26

Avg Diluted Shares (in thousands)	73,399	73,343	73,374	73,607

(1)
The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the twelve and twenty-eight weeks ended July 12, 2014 have been reported on a comparable basis to exclude BWP integration costs of $2.8 million and $6.8 million, respectively, General Parts integration costs of $9.4 million and $20.9 million, respectively, and General Parts amortization of acquired intangible assets of $9.9 million and $22.9 million, respectively. The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the twelve and twenty-eight weeks ended July 13, 2013 have been reported on a comparable basis to exclude BWP integration costs of $1.4 million and $3.1 million, respectively. Refer to the presentation of the respective financial measures on a GAAP basis and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial tables in this press release.

(2)	Consistent with its comparable store sales policy, the Company will not include the sales from General Parts in its comparable store sales results in 2014.

"We are pleased with our second quarter performance led by strong execution from our Team Members delivering Comparable Cash EPS growth of 30% and an increase in comparable store sales of 2.6% in the quarter," said Darren R. Jackson, Chief Executive Officer. "We remain on pace against our base business expectations, integration milestones and with our financial performance.”

Second Quarter 2014 Highlights

Total sales for the second quarter increased 51.5% to $2.35 billion, as compared with total sales during the second quarter of fiscal 2013 of $1.55 billion. The sales increase was driven by the acquisition of General Parts, solid execution delivering a comparable store sales increase of 2.6% and the addition of new stores over the past 12 months. Year-to-date, total sales increased 49.2% to $5.32 billion, compared with total sales of $3.56 billion over the same period last year.

The Company's gross profit rate was 45.2% of sales during the second quarter as compared to 50.3% during the second quarter last year. The 505 basis-point decrease in gross profit rate was primarily due to the higher mix of commercial sales which has a lower gross margin rate resulting from the acquisition of General Parts partially offset by synergy savings in the quarter. Year-to-date, the Company's gross profit rate was 45.4%, a 472 basis-point decrease over the same period last year.

The Company's Comparable SG&A rate was 34.0% of sales during the second quarter as compared to 37.6% during the same period last year. The 358 basis-point decrease was the result of the acquired General Parts business having a lower SG&A costs and fixed cost leverage from the positive sales performance, partially offset by higher incentive compensation due to our better sales performance. On a GAAP basis, the Company's SG&A rate was 35.0% of sales during the second quarter as compared to 37.7% during the same period last year. Year-to-date, the Company's Comparable SG&A rate was 35.1% versus 38.9% during the same period last year. Year-to-date, the Company's GAAP SG&A rate was 36.1% versus 39.0% during the same period last year.

The Company's Comparable Operating Income was $262.7 million during the second quarter, an increase of 34.0% versus the second quarter of fiscal 2013. As a percentage of sales, Comparable Operating Income in the second quarter was 11.2% compared to 12.7% during the second quarter of fiscal 2013. On a GAAP basis, the Company's operating income during the second quarter of $240.7 million increased 23.6% versus the second quarter of fiscal 2013. On a GAAP basis, the Operating Income rate was 10.3% during the second quarter as compared to 12.6% during the second quarter of fiscal 2013. Year-to-date, the Company's Comparable Operating Income rate was 10.3% versus 11.3% during the same period last year. Year-to-date, the Company's GAAP Operating Income rate was 9.3% versus 11.2% during the same period last year.

Operating cash flow increased approximately 3% to $320.6 million from $310.1 million through the second quarter of fiscal 2013. Free cash flow increased approximately 8% to $214.3 million from $198.2 million through the second quarter of fiscal 2013. Capital expenditures through the second quarter were $106.3 million as compared to $111.9 million through the second quarter of fiscal 2013.

“We are pleased with the continued progress made during our second quarter delivering positive sales performance and approximately 34% growth in Comparable Operating Income dollars,” said Mike Norona, Executive Vice President and Chief Financial Officer. “We continue to stay focused on our base business while meeting our integration milestones to date and remain confident in achieving our full year synergy estimates. Given our performance in the first half of the year and the execution and integration momentum we continue to build, we are raising our full year guidance for Comparable Cash EPS to be in the range of $7.50 - $7.60.”

Store Information

As of July 12, 2014, the Company operated 5,289 company-operated stores and 106 Worldpac branches, and served approximately 1,400 independently-owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the twenty-eight weeks ended July 12, 2014.

	AAP	AI	BWP	CARQUEST	WORLDPAC	Total
December 28, 2013	3,741	217	91	—	—	4,049
New	34	4	—	10	3	51
Closed	(2)	(1)	—	(10)	—	(13)
Acquired	—	—	—	1,233	103	1,336
Consolidated	—	—	(28)	—	—	(28)
Converted	19	—	(19)	—	—	—
July 12, 2014	3,792	220	44	1,233	106	5,395

Dividend

On August 13, 2014, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on October 3, 2014 to stockholders of record as of September 19, 2014.

Investor Conference Call
The Company will host a conference call on Thursday, August 14, 2014, at 10:00 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until August 14, 2015.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., the largest automotive aftermarket parts provider in North America, serves both do-it-yourself and professional installer customers. As of July 12, 2014 Advance operated 5,289 stores, 106 Worldpac branches, and served approximately 1,400 independently owned Carquest branded stores in 49 states, Puerto Rico, the Virgin Islands and Canada.  Advance employs approximately 74,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities
Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, statements regarding the benefits and other effects of the acquisition of General Parts; the combined company’s plans, objectives and expectations; expected growth and future performance of AAP, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, integration costs for BWP and General Parts, synergies, expenses to achieve synergies, comparable cash earnings per diluted share for fiscal year 2014; earnings per share impact for the 53rd week of fiscal 2014 and other statements that are not historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the General Parts acquisition, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the General Parts acquisition may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating General Part’s employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the General Parts acquisition; the impact of the General Parts acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and General Part’s products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended December 28, 2013 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 12, 2014	December 28, 2013	July 13, 2013

Assets

Current assets:
Cash and cash equivalents	$67,446	$1,112,471	$520,969
Receivables, net	622,432	277,595	281,714
Inventories, net	3,935,157	2,556,557	2,407,041
Other current assets	89,741	42,761	66,555
Total current assets	4,714,776	3,989,384	3,276,279

Property and equipment, net	1,422,083	1,283,970	1,285,029
Assets held for sale	615	2,064	2,237
Goodwill	1,001,213	199,835	199,791
Intangible assets, net	779,401	49,872	56,155
Other assets, net	51,437	39,649	32,797
	$7,969,525	$5,564,774	$4,852,288

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$70,694	$916	$878
Accounts payable	3,054,340	2,180,614	2,048,202
Accrued expenses	579,199	428,625	450,253
Other current liabilities	69,940	154,630	140,332
Total current liabilities	3,774,173	2,764,785	2,639,665

Long-term debt	1,797,795	1,052,668	604,117
Other long-term liabilities	583,032	231,116	239,527
Total stockholders' equity	1,814,525	1,516,205	1,368,979
	$7,969,525	$5,564,774	$4,852,288

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
July 12, 2014 and July 13, 2013
(in thousands, except per share data)
(unaudited)

	Q2 2014			Q2 2013
	As Reported	Comparable Adjustments (a)	Comparable	As Reported	Comparable Adjustments (a)	Comparable

Net sales	$2,347,697	$—	$2,347,697	$1,549,553	$—	$1,549,553
Cost of sales	1,285,589	—	1,285,589	770,330	—	770,330
Gross profit	1,062,108	—	1,062,108	779,223	—	779,223
Selling, general and administrative expenses	821,435	(22,068)	799,367	584,541	(1,390)	583,151
Operating income	240,673	22,068	262,741	194,682	1,390	196,072
Other, net:
Interest expense	(16,861)	—	(16,861)	(8,024)	—	(8,024)
Other income, net	208	—	208	365	—	365
Total other, net	(16,653)	—	(16,653)	(7,659)	—	(7,659)
Income before provision for income taxes	224,020	22,068	246,088	187,023	1,390	188,413
Provision for income taxes	84,532	8,386	92,918	70,152	528	70,680
Net income	$139,488	$13,682	$153,170	$116,871	$862	$117,733

Basic earnings per share (b)	$1.91	$0.19	$2.09	$1.60	$0.01	$1.61
Diluted earnings per share (b)	$1.89	$0.19	$2.08	$1.59	$0.01	$1.60

Average common shares outstanding (b)	72,930	72,930	72,930	72,930	72,930	72,930
Average diluted common shares outstanding (b)	73,399	73,399	73,399	73,343	73,343	73,343

(a)
The comparable adjustments to Selling, general and administrative expenses for Q2 2014 includes BWP integration costs of $2.8 million, General Parts integration costs of $9.4 million and General Parts amortization of $9.9 million related to the acquired intangible assets. The comparable adjustments to Selling, general and administrative expenses for Q2 2013 includes BWP integration costs of $1.4 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At July 12, 2014 and July 13, 2013, we had 72,976 and 72,835 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twenty-Eight Week Periods Ended
July 12, 2014 and July 13, 2013
(in thousands, except per share data)
(unaudited)

	2014			2013
	As Reported	Comparable Adjustments (a)	Comparable	As Reported	Comparable Adjustments (a)	Comparable

Net sales	$5,317,196	$—	$5,317,196	$3,564,857	$—	$3,564,857
Cost of sales	2,901,966	—	2,901,966	1,777,428	—	1,777,428
Gross profit	2,415,230	—	2,415,230	1,787,429	—	1,787,429
Selling, general and administrative expenses	1,918,755	(50,605)	1,868,150	1,388,679	(3,091)	1,385,588
Operating income	496,475	50,605	547,080	398,750	3,091	401,841
Other, net:
Interest expense	(40,503)	—	(40,503)	(18,684)	—	(18,684)
Other income, net	811	—	811	1,323	—	1,323
Total other, net	(39,692)	—	(39,692)	(17,361)	—	(17,361)
Income before provision for income taxes	456,783	50,605	507,388	381,389	3,091	384,480
Provision for income taxes	169,569	19,230	188,799	142,728	1,175	143,903
Net income	$287,214	$31,375	$318,589	$238,661	$1,916	$240,577

Basic earnings per share (b)	$3.93	$0.43	$4.36	$3.26	$0.03	$3.28
Diluted earnings per share (b)	$3.90	$0.43	$4.33	$3.23	$0.03	$3.26

Average common shares outstanding (b)	72,895	72,895	72,895	73,081	73,081	73,081
Average diluted common shares outstanding (b)	73,374	73,374	73,374	73,607	73,607	73,607

(a)
The comparable adjustments to Selling, general and administrative expenses for year-to-date 2014 includes BWP integration costs of $6.8 million, General Parts integration costs of $20.9 million and General Parts amortization of $22.9 million related to the acquired intangible assets. The comparable adjustments to Selling, general and administrative expenses for year-to-date 2013 includes BWP integration costs of $3.1 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year-to-date period. At July 12, 2014 and July 13, 2013, we had 72,976 and 72,835 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Twenty-Eight Week Periods Ended
July 12, 2014 and July 13, 2013
(in thousands)
(unaudited)

	July 12, 2014	July 13, 2013

Cash flows from operating activities:
Net income	$287,214	$238,661
Depreciation and amortization	152,703	112,072
Share-based compensation	12,363	4,593
Provision (benefit) for deferred income taxes	12,201	(5,893)
Excess tax benefit from share-based compensation	(5,138)	(14,570)
Other non-cash adjustments to net income	2,391	1,281
Increase in:
Receivables, net	(87,365)	(33,266)
Inventories, net	(217,372)	(53,997)
Other assets	(39,048)	(13,965)
Increase (decrease) in:
Accounts payable	169,352	(18,915)
Accrued expenses	32,181	93,683
Other liabilities	1,079	406
Net cash provided by operating activities	320,561	310,090

Cash flows from investing activities:
Purchases of property and equipment	(106,270)	(111,904)
Business acquisitions, net of cash acquired	(2,059,184)	(187,211)
Sale of certain assets of acquired business	—	16,798
Proceeds from sales of property and equipment	130	148
Net cash used in investing activities	(2,165,324)	(282,169)
Cash flows from financing activities:
Increase (decrease) in bank overdrafts	6,221	(8,724)
Net borrowings (payments) on credit facilities	815,000	—
Dividends paid	(13,178)	(13,193)
Proceeds from the issuance of common stock, primarily exercise of stock options	4,208	3,029
Tax withholdings related to the exercise of stock appreciation rights	(4,120)	(19,891)
Excess tax benefit from share-based compensation	5,138	14,570
Repurchase of common stock	(757)	(75,788)
Contingent consideration related to previous business acquisitions	(10,047)	(4,726)
Other	(406)	(340)
Net cash provided by (used in) financing activities	802,059	(105,063)

Effect of exchange rate changes on cash	(2,321)	—

Net decrease in cash and cash equivalents	(1,045,025)	(77,142)
Cash and cash equivalents, beginning of period	1,112,471	598,111
Cash and cash equivalents, end of period	$67,446	$520,969

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Twenty-Eight Week Periods Ended
July 12, 2014 and July 13, 2013
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	July 12, 2014	July 13, 2013

Cash flows from operating activities	$320,561	$310,090
Purchases of property and equipment	(106,270)	(111,904)
Free cash flow	$214,291	$198,186

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Second Quarter Performance Summary on a GAAP Basis(1):

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 12, 2014	July 13, 2013	July 12, 2014	July 13, 2013

Sales (in millions)	$2,347.7	$1,549.6	$5,317.2	$3,564.9

Comp Store Sales %	2.6%	(0.3%)	2.5%	(2.0%)

Gross Profit (in millions)	$1,062.1	$779.2	$2,415.2	$1,787.4

SG&A (in millions)	$821.4	$584.5	$1,918.8	$1,388.7

Operating Income (in millions)	$240.7	$194.7	$496.5	$398.8

Diluted EPS	$1.89	$1.59	$3.90	$3.23

Avg Diluted Shares (in thousands)	73,399	73,343	73,374	73,607

(1) These financial measures for the twelve and twenty-eight weeks ended July 12, 2014 have been reported on a GAAP basis which includes the impact of BWP integration costs of $2.8 million and $6.8 million, respectively, General Parts integration costs of $9.4 million and $20.9 million, respectively, and General Parts amortization of acquired intangible assets of $9.9 million and $22.9 million, respectively. These financial measures for the twelve and twenty-eight weeks ended July 13, 2013 have been reported on a GAAP basis which includes the impact of BWP integration costs of $1.4 million and $3.1 million, respectively. These financial measures should be read in conjunction with our financial measures presented on a comparable basis earlier in this press release. Management believes the reporting of financial results on a non-GAAP basis to remain comparable is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.